URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

News Release

URANIUM 308 CORP. SIGNS SHARE PURHCASE
AGREEMENT WITH MONGOLIA ENERGY LIMITED

September 25, 2007

Las Vegas, Nevada - Uranium 308 Corp. (OTCBB: URCO) (the “Company”) is pleased to announce that it signed a share purchase agreement with Mongolia Energy Limited (“MEL”), a corporation organized under the laws of BVI, and all the shareholders of MEL (the “Share Purchase Agreement”) on September 21, 2007.

Under the terms of the Share Purchase Agreement, Uranium 308 Corp. acquires 100% of the issued and outstanding shares in the capital of MEL (the “MEL Capital”), in exchange for issuing up to a maximum of 25,000,000 shares of common stock of the Company as follows: (i) 5,000,000 shares to the shareholders of MEL on a pro rata basis in accordance with each MEL shareholders’ percentage ownership in MEL; and (ii) up to 20,000,000 shares to the vendor of Tooroibandi Ltd. (Tooroibandi”), pursuant to and at the time required by the terms of the share purchase agreement between MEL and Tooroibandi completed on September 12, 2007.

Upon closing of the Share Purchase Agreement, Uranium 308 Corp. indirectly acquires two exploration licenses identified by license numbers 12207X effective to November 14, 2009 and 1137X effective to February 19, 2009, which were owned by Tooroibandi Ltd. License number 12207X covers 4017 hectares named Jargalant and License number 1137X covers 15621 hectares named Elstiin Uul, which are both located in the Territory of Erdene soum, Tuv Province, Mongolia. The two licenses comprise the 196.38 sq. km Janchivlan Property, which is located approximately 70 km southeast of Ulaanbaatar, the capital of Mongolia.

On behalf of the Board of Directors,

Uranium 308 Corp.

Dennis Tan
President and Director

About Uranium 308 Corp.

Uranium 308 Corp. (The Company) is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 3O8 Corp’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.